Exhibit 99.1

CONTACT: Eric Moraw 734.737.5679

FOR IMMEDIATE RELEASE

Hayes Lemmerz International, Inc. Receives Notification of Deficiency from NASDAQ

Northville, Michigan, May 8, 2009:  Hayes Lemmerz International, Inc. (“Hayes”) announced today that on May 4, 2009, it received a letter from the NASDAQ Stock Market (“Nasdaq”) notifying Hayes that it was no longer in compliance with the rules for continued listing according to Listing Rule 5250(c)(1) as a result of its failure to file its Annual Report on Form 10-K for the fiscal year ended January 31, 2009 (the “Form 10-K”) with the United States Securities and Exchange Commission within the required period.  Hayes has until July 3, 2009, to submit a plan to regain compliance with Nasdaq’s continuing listing standards.  Hayes expects to file its Form 10-K on or before May 15, 2009.  The notification has no effect on the listing of the common stock of Hayes at this time.

About Hayes Lemmerz International, Inc.

Originally founded in 1908, Hayes Lemmerz International, Inc. is a leading worldwide producer of aluminum and steel wheels for passenger cars and light trucks and of steel wheels for commercial trucks and trailers. The Company is also a supplier of automotive powertrain components. The Company has global operations with 23 facilities, including business and sales offices and manufacturing facilities located in 12 countries around the world. The Company sells products to every major North American, Asian and European manufacturer of passenger cars and light trucks and to commercial highway vehicle customers throughout the world.

Forward Looking Statements

This press release contains forward-looking statements with respect to our financial condition and business. All statements other than statements of historical fact made in this press release are forward-looking. Such forward-looking statements include, among others, those statements including the words “expect,” “anticipate,” “intend,” “believe,” and similar language. These forward-looking statements involve certain risks and uncertainties. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others: (1) competitive pressure in our industry; (2) fluctuations in the price of steel, aluminum, and other raw materials and our ability to maintain credit terms with our suppliers; (3) changes in general economic conditions; (4) our dependence on the automotive industry (which has historically been cyclical) and on a small number of major customers for the majority of our sales; (5) pricing pressure from automotive industry customers and the potential for re-sourcing of business to lower-cost providers; (6) changes in the financial markets or our debt ratings affecting our financial structure and our cost of capital and borrowed money; (7) the uncertainties inherent in international operations and foreign currency fluctuations; (8) our ability to reach agreement with our creditors regarding strategic and financial planning for the Company; and (9) the risks described in our most recent Annual Report on Form 10-K and our periodic statements filed with the United States Securities and Exchange Commission. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this press release.